Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (No. 333-105986, No. 333-179933, No. 333-204120, No. 333-266025 and No.333-278936) of Mativ Holdings, Inc. on Form S-8 of our report dated July 12, 2024, with respect to the financial statements and supplemental schedule of Schweitzer-Mauduit International, Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Schweitzer-Mauduit International, Inc. Retirement Savings Plan for the year ended December 31, 2023.
/s/ Moore, Colson & Company, P.C.
Atlanta, Georgia
July 12, 2024